SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): 11/01/2007

Vermillion, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-31617

DE (State or other jurisdiction of incorporation)	33-059-5156 (IRS Employer Identification No.)
6611 Dumbarton Circle Fremont, CA 94555
(Address of principal executive offices, including zip code)
510.505.2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 5.02(b) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits
Signature(s)
Exhibit Index
EXHIBIT 10.1

Item 1.01 Entry into a Material Definitive Agreement.
     On November 1, 2007, in connection with the resignation of Debra Young described in Item 5.02(b) below, Vermillion, Inc. (the “Company”) and Ms. Young entered into a Separation Agreement and Release. Under the terms of this agreement, Ms. Young agreed to resign her positions with the Company and release any claims she may have against the Company. As consideration for entering into this agreement, the Company agreed to pay Ms. Young the equivalent of her base salary for a period of six months for an aggregate amount of $112,750 and to continue Ms. Young’s health and dental coverage through April 2007. A copy of the Separation Agreement and Release is attached as Exhibit 10.1 hereto and incorporated herein by reference.
Item 5.02(b) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective November 1, 2007, Debra Young resigned her position as Vice President and Chief Financial Officer of the Company for personal reasons. Qun (Taya) Zhou, the Company’s Corporate Controller, has been appointed to serve as Chief Financial Officer on an interim basis.
     Ms. Zhou has served as Corporate Controller for the Company since February 2007. Prior to joining the Company, Ms. Zhou served as Controller for ViOptix, Inc., a developer and manufacturer of oxygen measuring devices in the biotechnology industry, from May 2005 through February 2007. From April 2000 through May 2005, Ms. Zhou served in several capacities, including Business Unit Controller, with Philips Medical Systems, a global leader in the medical device and diagnostic industry. Ms. Zhou has over eleven years of accounting and corporate finance experience and earned her Masters of Business Administration from Boston College.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit
Number	Description
10.1	Separation Agreement and Release by and between Debra Young and Vermillion, Inc. dated November 1, 2007

Signature(s)
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.
Date: November 5, 2007	By:	/s/ Gail S. Page
Gail S. Page
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Separation Agreement and Release by and between Debra Young and Vermillion, Inc. dated November 1, 2007